NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES RESULTS
               OF CONSENT SOLICITATION OF HOLDERS OF BONUSES UNITS


WESTBURY, N.Y.-(BUSINESS WIRE)--April 14, 2003--New York Community Bancorp, Inc. (NYSE: NYB) today announced that, subject to official validation by the tabulation agent, it has received the requisite consent of the holders of its Bifurcated Option Note Unit SecuritiES (BONUSES(SM) Units) to an amendment that will enable the Units to be treated as Tier 1 Capital by the Federal Reserve.

The Company has extended the consent solicitation until 4:00 p.m., New York City time, on Tuesday, April 15, 2003, to allow the tabulation agent to finalize the validation process.

New York Community Bancorp, Inc. is the $11.3 billion holding company for New York Community Bank and the sixth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 110 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metropolitan New York region, with 54 in-store branches, the Bank is the largest producer of multi-family mortgage loans for portfolio in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

Contact:

         New York Community Bancorp, Inc., Westbury
         Thomas R. Cangemi
         Executive Vice President
         Capital Markets Group
         516/683-4014
         or
         Ilene A. Angarola
         First Senior Vice President
         Investor Relations
         516/683-4420